Exhibit 5.2

                                                         , 2020

Brookfield Renewable Corporation

250 Vesey Street, 15th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as legal counsel to Brookfield Renewable Corporation, a corporation organized under the laws of British Columbia (the “Company”), in connection with (i) the registration by the Company of up to 78,000,000 class A exchangeable subordinate voting shares (the “Exchangeable Shares”), consisting of approximately 44,800,000 Exchangeable Shares to be issued in a special distribution (the “Special Distribution”) to the holders of limited partnership units of Brookfield Renewable Partners L.P. (“BEP”) and approximately 33,200,000 Exchangeable Shares to be issued to Brookfield Asset Management Inc. (“BAM”) and its subsidiaries, other than the Company, BEP and their respective subsidiaries (the “BAM Issuance”) and (ii) the acquisition by the Company and BEP of all of the shares of Class A common stock, par value $0.01, of TerraForm Power, Inc. (“TERP”) not already held by affiliates of BEP or BAM (the “TERP Acquisition”) in exchange for the issuance by the Company of up to 44,700,000 class A exchangeable subordinate voting shares of the Company (the “Consideration Shares”). The terms of the Special Distribution, the BAM Issuance, the TERP Acquisition and the issue of the Exchangeable Shares and the Consideration Shares are detailed in the prospectuses constituting part of the Registration Statement (as defined below). The terms of the TERP Acquisition and the issue of the Consideration Shares are also set out in an Agreement and Plan of Reorganization entered into by the Company, BEP, TERP, TerraForm Power NY Holdings, Inc. and 2252876 Alberta ULC on March 16, 2020 (the “Reorganization Agreement”).

We are providing this opinion in connection with the filing by the Company of:

(a)

amendment no.          to Form F-1 on Form F-1/F-4 registration Statement, Nos. 333-234614 and 333-234614-01 (the “Registration Statement”) dated as of         , 2020, filed by the Company and BEP with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), relating to, among other matters, the registration of the Exchangeable Shares and the Consideration Shares under the Act; and

(b)	the prospectuses contained in the Registration Statement, as amended (the “Prospectuses”, and each a “Prospectus”).

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For the purposes of this opinion, we have examined and relied upon, amongst other things, the following:

1.	the Company’s Notice of Articles and the Company’s Articles, each as amended to date;

2.

resolutions of the Board of Directors of the Company dated November 8, 2019 and ●, 2020 that relate, among other things, to the Registration Statement, the Prospectus relating to the Special Distribution and the actions to be taken in connection with the Special Distribution and the BAM Issuance;

3.

resolutions of the Board of Directors of the Company dated March 16, 2020 that relate, among other things, to the Reorganization Agreement and the actions to be taken in connection with the TERP Acquisition and the issuance of the Consideration Shares;

4.	the Registration Statement;

5.	the Prospectuses;

6.	the Reorganization Agreement, including the form of the amendment to the Articles of the Company attached thereto as Exhibit J; and

7.

such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In providing this Opinion, we have assumed that, prior to the completion of the Special Distribution, the BAM Issuance, and the TERP Acquisition (i) the Amended Articles will be adopted and approved by a special resolution of the shareholders of the Company (the “Approval”); and (ii) the Company will file an amendment to the Notice of Articles with the Registrar of Companies for British Columbia giving notice of the Amended Articles in the form required under the British Columbia Business Corporations Act (the “Filing”).

Based upon the foregoing, subject to the completion of the Approval and the Filing, we are of the opinion that the Exchangeable Shares and the Consideration Shares have been duly authorized for issuance by all necessary corporate action by the Company, and (i) the Exchangeable Shares when issued in the Special Distribution and the BAM Issuance as described in the Prospectus relating to the Special Distribution, and (ii) the Consideration Shares when issued pursuant to the TERP Acquisition as described in the Prospectus relating to the TERP Acquisition and the Reorganization Agreement, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Quebec and we do not purport to be experts on the law of any other jurisdiction other than the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia Quebec and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectuses constituting part of the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,